Exhibit 10.1

CONFIDENTIAL

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”), dated as of August 12, 2022 (the “Effective Date”), is entered into by and among Broadscale Acquisition Corp., a Delaware corporation (“Acquiror”), Velocity Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Voltus, Inc., a Delaware corporation (the “Company” and, collectively with Acquiror and Merger Sub, the “Parties”).

RECITALS

WHEREAS, on November 30, 2021, the Parties entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, pursuant to Section 10.1(a) of the Merger Agreement, the Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing (as defined in the Merger Agreement) by mutual written consent of the Company and Acquiror; and

WHEREAS, the Parties desire to execute this Agreement in order to mutually terminate the Merger Agreement and abandon the transactions contemplated thereby pursuant to Section 10.1(a) of the Merger Agreement, with effect immediately as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1. Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Merger Agreement.

Article II

TERMINATION

Section 2.1. Termination of Merger Agreement and ANCILLARY AGREEMENTS.

(a) Effective as of the Effective Date, without any further action of the parties thereto or any other Person, the Merger Agreement is hereby terminated pursuant to Section 10.1(a) thereof (the “Merger Agreement Termination”), and is hereby void and of no effect, and there shall be no liability or obligation on the part of any Party or their respective Affiliates, officers, directors or stockholders under the Merger Agreement, except that, in accordance with the Merger Agreement, the provisions of Section 10.2 (Effect of Termination) and Article XI (Miscellaneous) of the Merger Agreement, and the Confidentiality Agreement (in accordance with its terms), shall survive any termination of the Merger Agreement and remain in full force and effect.

(b) The Parties acknowledge and agree that, by virtue of the termination of the Merger Agreement, the Subscription Agreements, all other Ancillary Agreements and the Confidentiality Agreement shall terminate in accordance with their terms. The Parties also acknowledge that there are no remaining exclusivity or other limitations on the other Parties or any other Person with respect to potential transactions with any other Person, whether related to the Merger Agreement or otherwise.

Article III

Public communications

Section 3.1. Communications. Except as provided in Section 3.2 of this Agreement, neither Acquiror nor the Company, nor any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement, the Merger Agreement or the Merger Agreement Termination, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is (a) required by applicable Law or legal process (including pursuant to U.S. federal securities Laws or the rules of any national securities exchange), in which case, to the extent permitted by Law, Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other Party prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith) or (b) made in any pleadings, court papers or in open court in any action brought by one of the Parties or by any other Person.

Section 3.2. Form 8-K Filing. The Parties acknowledge and agree that, following the execution of this Agreement, Acquiror may file a Current Report on Form 8-K reporting the execution of this Agreement in a form mutually agreed by the Parties; provided that in no event shall the Current Report on Form 8-K be filed later than four (4) business days after the date on which this Agreement is executed.

Article IV

RELEASE

Section 4.1. Release.

(a) Acquiror, for itself, and on behalf of its Affiliates and its and their respective equity holders, partners, joint venturers, lenders, administrators, representatives, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, predecessors, successors, heirs and assigns (each, in their capacity as such) (the “Acquiror Releasing Parties”), hereby absolutely, forever and fully releases and discharges the Company and its Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns (each, in their capacity as such) (the “Company Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby, including, without limitation, any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement or the Ancillary Agreements (the “Acquiror Released Claims”); provided, however, that if a person or entity that is not a party to the Merger Agreement or this Agreement (other than any Affiliate of Acquiror) makes a claim of any sort against Acquiror or both Acquiror and the Company, this Agreement does not (i) bar Acquiror from seeking and, if decided by a Governmental Authority or otherwise agreed by the Company in a settlement, being awarded indemnity or contribution from the Company or (ii) bar the Company from opposing any claim by Acquiror for indemnity or contribution; provided, further, that for the avoidance of doubt, nothing contained herein shall be deemed to release any Party from its obligations under this Agreement or the provisions of the Merger Agreement expressly deemed to survive under this Agreement.

(b) The Company, for itself, and on behalf of its Affiliates and its and their respective equity holders, partners, joint venturers, lenders, administrators, representatives, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, predecessors, successors, heirs and assigns (each, in their capacity as such) (the “Company Releasing Parties” and, together with the Acquiror Releasing Parties, the “Releasing Parties”), hereby absolutely, forever and fully releases and discharges Acquiror and its Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns (each, in their capacity as such) (the “Acquiror Released Parties” and, together with the Company Released Parties, the “Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby, including, without limitation, any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement or the Ancillary Agreements (the “Company Released Claims” and, together with the Acquiror Released Claims, the “Released Claims”); provided, however, that if a person or entity that is not a party to the Merger Agreement or this Agreement (other than any Affiliate of the Company) makes a claim of any sort against the Company or both Acquiror and the Company (a “Third Party Claim”), this Agreement does not (i) bar the Company from seeking and, if decided by a Governmental Authority or otherwise agreed by Acquiror in a settlement, being awarded, indemnity or contribution from Acquiror (ii) bar Acquiror from opposing any claim by the Company for indemnity or contribution; provided, further, that, for and in consideration of Acquiror entering into this Agreement, the Company hereby agrees that, notwithstanding anything to the contrary in this Agreement, (i) the Company irrevocably waives, on behalf of itself and the Company Releasing Parties, any right, title, interest or claim of any kind that any Company Releasing Party may have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement, any negotiations, contracts or agreements with Acquiror or any Released Claim or any Third Party Claim; and (ii) the Company will not, and will cause the other Company Releasing Parties not to, seek recourse against the Trust Account with respect to any matter, including any Released Claim or Third Party Claim; provided, further, that for the avoidance of doubt, nothing contained herein shall be deemed to release any Party from its obligations under this Agreement or the provisions of the Merger Agreement expressly deemed to survive under this Agreement.

(c) Each Party, on behalf of itself and its related Releasing Parties, hereby covenants to the other Party not to directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its related Releasing Parties of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Released Party relating to any Released Claim.

Article V

REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that:

(a) it has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof;

(b) it has been represented by legal counsel in the negotiation and joint preparation of this Agreement, has received advice from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect;

(c) it enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by the other Party, apart from those set forth in this Agreement; and

(d) it has the authority, and has obtained all necessary approvals, including but not limited to approval of its Boards of Directors, as necessary, to enter into this Agreement and to perform its obligations set forth in this Agreement.

Article VI

GENERAL PROVISIONS

Section 6.1. Further assurances. Subject to the other terms and conditions of this Agreement, each Party shall, and shall cause its controlled Affiliates to, and shall direct its representatives to, at the sole cost and expense of the Party making such request, execute and deliver such additional instruments and documents, and take such other actions as may be reasonably necessary or reasonably requested by the Party making such request in order to evidence, confirm and effect the Merger Agreement Termination.

Section 6.2. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, addressed as follows:

(a) If to Acquiror or Merger Sub, to:

Broadscale Acquisition Corp.
1845 Walnut Street
Suite 1111
Philadelphia, Pennsylvania 19103
Attention:	Jeffrey F. Brotman
Email:	jbrotman@hepcollc.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
C. Michael Chitwood
Email:	howard.ellin@skadden.com
michael.chitwood@skadden.com

(b) If to the Company, to:

Voltus, Inc.
2443 Fillmore Street, #308-3427
San Francisco, California 94115
Attention:	Gregg Dixon
Laurie Harrison
Email:	greggdixon@voltus.co
lharrison@voltus.co

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, Texas 77002
Attention:	Ryan Maierson
Spencer Ricks
Shagufa Hossain
Email:	Ryan.Maierson@lw.com
Spencer.Ricks@lw.com
Shagufa.Hossain@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 6.3. HEADINGS; counterparts; Effectiveness. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Agreement shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties and unless and until such receipt, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.4. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 6.5. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.5. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6. Assignment; Binding Effect. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 6.7. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 6.8. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 6.9. Third-Party Beneficiaries. Each Party acknowledges and agrees that there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the Parties any rights or remedies hereunder.

Section 6.10. allocation of expenses. In accordance with Section 11.6 of the Merger Agreement, (a) each Party shall be responsible for and pay its own expenses incurred in connection with the Merger Agreement, this Agreement and the transactions contemplated by the Merger Agreement, including all fees of its counsel, financial advisers and accountants, (b) the Company shall be responsible for the Company Transaction Expenses, and (c) Acquiror shall be responsible for Acquiror Transaction Expenses.

Section 6.11. Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement or the Merger Agreement, as applicable, (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive. The Parties agree and acknowledge that they have been represented by counsel during, and have participated jointly in, the negotiation, drafting and execution of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and the Parties irrevocably waive the application of any Law, holding or rule of construction favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

BROADSCALE ACQUISITION CORP.

/s/ Jeffrey F. Brotman
Name:	Jeffrey F. Brotman
Title:	Chief Legal Officer and Secretary

VELOCITY MERGER SUB INC.

/s/ Jeffrey F. Brotman
Name:	Jeffrey F. Brotman
Title:	President, Treasurer and Secretary

VOLTUS, INC.

/s/ Gregg Dixon
Name:	Gregg Dixon
Title:	CEO

[Signature Page to Termination Agreement]